Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE BANK TO SECURITIZE PRIVATE EDUCATION LOANS; PRICES

RESIDUAL INTEREST IN ASSET-BACKED SECURITIZATION TRUST

NEWARK, Del., April 17, 2015—Sallie Mae, formally SLM Corporation (NASDAQ: SLM), today announced an affiliate of its Sallie Mae Bank subsidiary has formed SMB Private Education Loan Trust 2015-A to hold a beneficial interest in approximately $753 million of Sallie Mae Bank-originated, -owned and -serviced Smart Option Student Loans, and to issue $704 million of notes and the Trust’s residual interest to qualified institutional buyers. The notes and residual have priced, and the transaction is anticipated to settle on or about April 23, 2015, pending completion of documentation. Sallie Mae Bank will continue to service the loans in the Trust.

The transaction will remove the principal balance of loans backing the Trust from Sallie Mae Bank’s balance sheet on the settlement date. The company expects to realize a pre-tax gain on sale of approximately $78 million after estimated closing adjustments and transaction costs, a 10.5-percent premium over the loans’ book value.

Sallie Mae will update its annual guidance and discuss the implications of the transaction for its outlook in its first-quarter 2015 earnings release to be issued April 22, 2015 and on the subsequent conference call with investors on April 23, 2015.

Additional information regarding the notes priced in connection with the SMB Private Education Loan Trust 2015-A transaction follows:

		Expected Rating		Estimated
Class	Par Amount	Moody’s	S&P	Avg Life (1)	Coupon	Sale Price
A-1	$263,000,000	Aaa	AAA	1.75	1mL+0.60%	100.0%
A-2A	$164,000,000	Aaa	AAA	5.90	2.49%	100.0%
A-2B	$82,000,000	Aaa	AAA	5.90	1mL+1.00%	100.0%
A-3	$70,000,000	Aaa	AAA	8.50	1mL+1.50%	100.0%
B	$75,000,000	Aa3	A	9.75	3.50%	95.0%
C	$50,000,000	A3	—	10.79	4.50%	96.5%

(1)	Priced to a 4% CPR, and a 10% pool balance clean up call.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 (filed with the SEC on Feb. 26, 2015);

increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; reductions to its credit ratings; failures or breaches of its operating systems or infrastructure, including those of third-party vendors; damage to its reputation; failures or breaches to successfully implement cost-cutting and restructuring initiatives and adverse effects of such initiatives on the company’s business; risks associated with restructuring initiatives; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets versus its funding arrangements; rates of prepayments on the loans it makes; changes in general economic conditions and the company’s ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in its expectations.

For additional information, see the company’s Form 10-K for the year ended December 31, 2014 (filed with the SEC on Feb. 26, 2015).

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Sallie Mae (NASDAQ: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance including private education loans, Upromise rewards, scholarship search, college financial planning tools, insurance, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@SallieMae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@SallieMae.com